For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
AND 39% EARNINGS IMPROVEMENT FOR THE SECOND QUARTER 2007

August 1, 2007

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales for the second quarter of $137.6 million and net income of $4.2 million, increases of 15.9%, and 38.7%, respectively, compared to the second quarter of 2006. Earnings per diluted share increased to $0.41 from $0.30 for the second quarter of 2006.

Second Quarter 2007 Summary

Net sales for the second quarter were $137.6 million, compared to $118.7 million for the second quarter of 2006. The increase in net sales was primarily attributable to a combination of volume growth and higher sales prices. Volume growth was mainly attributable to strong sales growth in Asia/Pacific, South America and Europe, as well as higher revenue related to the Company’s CMS channel. Foreign exchange rate translation also increased revenues by approximately 4% for the second quarter of 2007, compared to the same period in 2006. Selling price increases were realized across all regions and market segments, in part as an ongoing effort to offset higher raw material costs. CMS revenues were higher due to additional CMS accounts and the first quarter 2007 renewal and restructuring of several of the Company’s CMS contracts.

Gross margin as a percentage of sales was 31.0% for the second quarter of 2007, compared to 30.4% for the second quarter of 2006. Higher selling prices and additional contribution from the Company’s CMS channel helped improve margins. On a sequential basis, the second quarter 2007 gross margin percentage was in line with the first quarter 2007 gross margin percentage of 30.9%.

Selling, general and administrative expenses (“SG&A”) for the quarter increased $5.6 million, compared to the second quarter of 2006. Foreign exchange rate translation accounted for approximately $1.1 million of the increase. The remainder of the increase was due to continued planned spending in higher growth areas, primarily China, higher legal and environmental costs, increased incentive compensation as a result of higher earnings, as well as higher commissions as a result of higher sales.

The increase in other income was the result of foreign exchange gains recorded in the current year. The increase in net interest expense was attributable to higher average borrowings and higher interest rates. The increase in equity income was due to improved financial performance from the Company’s Mexican and Venezuelan affiliates.

Year-to-Date Summary

Net sales for the first half of 2007 were $262.5 million, up 14.9% from $228.5 million for the first half of 2006. Double-digit volume increases in China and selling price increases realized across all regions and market segments were the primary reasons for the increase in net sales. Foreign exchange rate translation also increased revenues by approximately 4% for the first half of 2007, compared to the same period in 2006.

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Gross margin as a percentage of sales was 30.9% for the first half of 2007, compared to 30.0% for the first half of 2006. Higher selling prices and a stronger performance from the Company’s CMS business helped improve margin percentage despite continued increases in raw material prices.

Selling, general and administrative expenses for the first half of 2007 increased $10.2 million, compared to the first half of 2006. Foreign exchange rate translation accounted for approximately $2.0 million of the increases over the first half of 2006. Also negatively affecting the comparison with the prior year was a pension gain of $0.9 million recorded in the first quarter of 2006 due to a legislative change. The remainder of the increase was due to continued planned spending in higher growth areas, primarily China, higher incentive compensation as a result of higher earnings, higher commissions as a result of higher sales, higher legal and environmental costs, as well as inflationary increases.

The increase in other income was due to foreign exchange gains recorded in the first half of 2007, compared to losses in 2006. The increase in net interest expense was attributable to higher average borrowings and higher interest rates.

The Company’s effective tax rate was 33.9% for the first half of 2007, compared to 37.9% for the first half of 2006. The decrease in the effective tax rate was primarily attributable to a changing mix of income among tax jurisdictions, which was offset, in part, by the Company’s first quarter 2007 adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

The increase in equity income was due to improved financial performance from all of the Company’s equity affiliates.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 31, 2006, primarily to fund working capital needs driven by higher business volume, as well as the start-up of a new operation in China. The Company’s net debt-to-total-capital ratio was 42% at June 30, 2007, compared to 40% at December 31, 2006. Operating cash flow improved $2.2 million during the second quarter of 2007, compared to the first quarter of 2007.

In connection with the first quarter 2007 adoption of FIN 48, the Company recorded a non-cash charge to shareholders’ equity of $5.5 million, which negatively impacted the Company’s net debt-to-total-capital ratio by approximately 1 percentage point.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We had a strong second quarter that showed not only impressive performance improvement over last year’s second quarter, but also progress up and down the income statement compared to the first quarter. Particularly encouraging was the volume growth we achieved in a number of geographies and markets, not just China where we’ve seen strong real growth for some time. The quarter was led by this growth combined with our efforts to improve gross margins even in the face of raw material prices that have continued to escalate. Indeed, raw material costs impose an ongoing challenge, as vegetable oils and animal fats demand grows with bio-diesel activity, even as mineral oil prices have been largely stable. But demand appears solid in most of our markets, and we continue to invest where we see opportunity, both of which suggest promise for our long-term future.”

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers’ processes, improve their product quality, and lower their costs. Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss second quarter results is scheduled for August 2, 2007 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$137,598	$118,683	$262,489	$228,499

Cost of goods sold	94,986	82,618	181,331	159,949

Gross margin	42,612	36,065	81,158	68,550
%	31.0%	30.4%	30.9%	30.0%

Selling, general and administrative expenses	35,409	29,789	67,328	57,151

Operating income	7,203	6,276	13,830	11,399
%	5.2%	5.3%	5.3%	5.0%

Other income, net	909	387	1,236	515
Interest expense, net	(1,501)	(1,252)	(2,851)	(2,217)
Income before taxes	6,611	5,411	12,215	9,697

Taxes on income	2,298	2,127	4,142	3,680
	4,313	3,284	8,073	6,017

Equity in net income of associated companies	266	125	391	238
Minority interest in net income of subsidiaries	(428)	(417)	(776)	(721)

Net income	$4,151	$2,992	$7,688	$5,534
%	3.0%	2.5%	2.9%	2.4%

Per share data:
Net income - basic	$0.42	$0.31	$0.77	$0.57
Net income - diluted	$0.41	$0.30	$0.76	$0.56

Shares Outstanding:
Basic	9,983,535	9,769,682	9,945,819	9,746,685
Diluted	10,118,653	9,833,117	10,074,060	9,824,968

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$14,517	$16,062
Accounts receivable, net	124,652	107,340
Inventories, net	57,379	51,984
Prepaid expenses and other current assets	13,204	10,855
Total current assets	209,752	186,241

Property, plant and equipment, net	60,890	60,927
Goodwill	41,108	38,740
Other intangible assets, net	8,270	8,330
Investments in associated companies	6,786	7,044
Deferred income taxes	32,517	28,573
Other assets	31,941	27,527
Total assets	$391,264	$357,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,147	$4,950
Accounts and other payables	64,159	56,345
Accrued compensation	11,661	15,225
Other current liabilities	15,212	13,659
Total current liabilities	93,179	90,179
Long-term debt	96,247	85,237
Deferred income taxes	5,761	5,317
Other non-current liabilities	74,409	61,783
Total liabilities	269,596	242,516

Minority interest in equity of subsidiaries	4,807	4,035

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,106,214 shares	10,106	9,926
Capital in excess of par value	8,452	5,466
Retained earnings	112,342	114,498
Accumulated other comprehensive loss	(14,039)	(19,059)
Total shareholders' equity	116,861	110,831
Total liabilities and shareholders' equity	$391,264	$357,382

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the Six Months Ended June 30,
(Dollars in thousands)

	(Unaudited)
	2007	2006

Cash flows from operating activities
Net income	$7,688	$5,534
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	5,500	4,893
Amortization	611	708
Equity in net income of associated companies, net of dividends	(26)	(33)
Minority interest in earnings of subsidiaries	776	721
Deferred income tax	452	334
Deferred compensation and other, net	824	61
Stock-based compensation	561	385
(Gain) loss on disposal of property, plant and equipment	6	(8)
Insurance settlement realized	(913)	(157)
Pension and other postretirement benefits	(1,773)	(2,752)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(14,785)	(8,746)
Inventories	(3,921)	(2,011)
Prepaid expenses and other current assets	(989)	(2,449)
Accounts payable and accrued liabilities	3,123	1,475
Change in restructuring liabilities	-	(3,411)
Net cash used in operating activities	(2,866)	(5,456)

Cash flows from investing activities
Capital expenditures	(4,180)	(4,863)
Payments related to acquisitions	(1,527)	(1,069)
Proceeds from disposition of assets	106	46
Insurance settlement received and interest earned	5,326	154
Change in restricted cash, net	(4,413)	3
Net cash used in investing activities	(4,688)	(5,729)

Cash flows from financing activities
Net decrease in short-term borrowings	(2,841)	(2,813)
Proceeds from long-term debt	10,921	14,340
Repayments of long-term debt	(448)	(474)
Dividends paid	(4,304)	(4,199)
Stock options exercised, other	2,605	335
Distributions to minority shareholders	(270)	(350)
Net cash provided by financing activities	5,663	6,839

Effect of exchange rate changes on cash	346	336
Net decrease in cash and cash equivalents	(1,545)	(4,010)
Cash and cash equivalents at the beginning of the period	16,062	16,121
Cash and cash equivalents at the end of the period	$14,517	$12,111